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                                                                    Exhibit 10.5

                                                                November 3, 2003

Southern Star Central Corp.
c/o AIG Highstar Capital, L.P.
175 Water Street
New York, New York  10038
Attn: Christopher Lee

         Re:      Union Bank of California Credit Agreement
                  -----------------------------------------

Dear Mr. Lee:

         Please refer to that certain Credit Agreement, dated as of August 8, 2003 (the "Credit Agreement") by and among Southern Star Central Gas Pipeline, Inc., a Delaware corporation ("Central"), each of the lenders that is a signatory thereto (individually, a "Lender" and, collectively, the "Lenders"), and Union Bank of California, N.A. ("Union Bank of California"), acting in its capacity as lead arranger (the "Lead Arranger"), as collateral agent (the "Collateral Agent") and as administrative agent (the "Administrative Agent"). Capitalized terms used in this letter agreement (this "Tax Sharing Agreement") but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

         In satisfaction of the obligations set forth in Section 5.26 of the Credit Agreement, and in consideration of the mutual agreements contained herein, Central and Southern Star Central Corp., a Delaware corporation ("Southern Star") hereby agree as follows:

         1. Simultaneously herewith, Central and Southern Star shall adopt the tax policy attached hereto as Exhibit A.

         2. Southern Star agrees to indemnify and hold Central harmless from and against any liability that Central incurs for taxes of the affiliated group of which Southern Star and Central are members under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state or local law).

         3. Central and Southern Star acknowledge and agree that the Secured Parties are intended third-party beneficiaries hereof, and, as such, shall have the right directly to enforce the provisions hereof against Southern Star if Central fails to do so, and Southern Star agrees to pay all costs, including reasonable attorneys' fees, incurred by the Secured Parties with respect to any such enforcement.

         4. Neither party hereto may, without the prior written consent of the Administrative Agent, take any action to cancel, terminate, assign (other than to the Collateral Agent pursuant to the Security Documents), or permit the assignment or termination of, waive any default under, breach of, or right under, or amend, supplement, or modify in any respect this Tax Sharing Agreement, if such action could have the effect




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of (i) reducing the amount of any payment to which Central is entitled or (ii)
increasing the amount of any payment for which Central is responsible.

         5. Any payment required to be made pursuant to Section 2 of this Tax Sharing Agreement shall be paid in cash in immediately available funds within ten (10) Business Days after Central or the Collateral Agent makes written demand upon Southern Star, together with reasonable documentation of the amount of the liability to be indemnified. Any such payment shall be made directly to the appropriate taxing authorities if such liability has not yet been paid by Central, or, to the extent Central has paid such liability, to Central or the Collateral Agent for deposit in the Account. Nothing contained in this Tax Sharing Agreement shall require Central to pay or expend any sums with respect to this Tax Sharing Agreement at any time before or after the making of a claim under this Tax Sharing Agreement.

         6. The payment obligations of Southern Star pursuant to Section 2 of this Tax Sharing Agreement shall be satisfied in all events at the times and in the amounts set forth herein without offset, abatement, withholding or reduction of any kind. Southern Star shall not seek any reimbursement, indemnity, exoneration or contribution from Central in respect of payments made by Southern Star pursuant to Section 2 of this Tax Sharing Agreement.

         7. This Tax Sharing Agreement shall automatically terminate with the termination of the Credit Agreement.

         8. THIS TAX SHARING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

         9. This Tax Sharing Agreement shall inure to the benefit of and be binding upon each party hereto and its respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other party.

         10. This Tax Sharing Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

         Please indicate your agreement with the foregoing by executing the signature block below.

                                      Very Truly Yours,

                                      SOUTHERN STAR CENTRAL GAS
                                      PIPELINE, INC.

                                      By:
                                         ----------------------------------
                                         Name:
                                         Title:



AGREED:

SOUTHERN STAR CENTRAL CORP.


By:
   -----------------------------
   Name:
   Title:




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                                                                       EXHIBIT A

                                   TAX POLICY




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                           SOUTHERN STAR CENTRAL CORP.
                       FEDERAL AND STATE INCOME TAX POLICY
                             As of November 16, 2002

1. Purpose and Coverage of the Income Tax Policy

     (a) This Income Tax Policy will govern the allocation and payment of tax liabilities of Southern Star Central Gas Pipeline, Inc. (SSCGP) and Southern Star Central Corp. (SSCC) in the filing of the consolidated federal income tax return and a consolidated or combined state/local tax return.

     (b) Tax calculations and payments discussed below will generally be made as if SSCGP were filing its own federal income tax return and, its own return in consolidated or combined state/local jurisdictions as well.

     (c) This policy is effective up thru the date SSCC and SSCGP become ineligible to file on a combined/consolidated basis, or thru the date of termination by mutual consent of the companies.

2. Computation and Payment of Consolidated and Combined Taxes

     (a) SSCC will compute and pay the consolidated federal income tax return liability for itself and for SSCGP.

     (b) SSCC will compute and pay the consolidated or combined state/local tax return liability for itself and for SSCGP in whichever states/localities allow the filing of consolidated or combined returns.

3. Computation of Tax

     (a) Except to the extent of a detriment (e.g. AMT) or benefit (e.g. tax credits) not imposed or available on a consolidated/combined basis, SSCGP will compute what its federal and state/local current tax liability would be if it were filing its own returns, taking into account its own taxable income, credits, carryforwards, carrybacks and adjustments.

     (b) In computing its current state/local tax liability, SSCGP will use its own apportionment factors.

     (c) The tax liability of SSCGP will be computed at the highest corporate tax rate.

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4. Payment of Combined/Consolidated Taxes by SSC and SSCGP

     (a) Except for payments made directly to a state/locality, SSCGP will pay to SSCC its federal or state/local current tax liability.

     (b) By the 15th of the month following the end of each calendar quarter, SSCGP will pay its accrued federal and state/local current tax liability for the quarter.

     (c) On or before the due date and extended due date for the filing of an income tax return SSCGP will pay to SSCC any unpaid balance (or request refund of any overpaid balance) of income tax liability for that year. SSCC will notify SSCGP if SSCC files an income tax return before the due date, and SSCGP will have ten days after such notification to make its payment or request a refund.

     (d) Any increase or decrease in SSCGP's portion of the combined/consolidated state/local or federal tax return liability that results from the filing of amended returns, refund claims, audit adjustments or other adjustments will be paid to SSCC, or refunded by SSCC, along with applicable interest during the calendar quarter in which SSCC notifies SSCGP that the related adjustment of income tax liability has been settled with the taxing authority. SSCGP may include the payment with, or offset it against, any quarterly income tax payment otherwise due SSCC.

     (e) If the determination or adjustment of SSCGP tax return liability does not result in a payment by SSCC to or from the taxing authority, any required intercompany payments will be made within ten days of SSCC's determination that SSCGP is entitled to or owes the payment under this Tax Policy.

5. Records

          SSCC will keep records of SSCC and SSCGP tax return liabilities and payments that support the consolidated or combined income tax liabilities to which this Tax Policy applies. SSCC and SSCGP will maintain separate records for income tax reporting directly to outside taxing authorities.

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